UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2008

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Enterprise Drive

Shelton, Connecticut 06484

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 929-8810

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of TranSwitch Corporation announced today that Mr. Erik van der Kaay, 67, informed the Board of Directors of TranSwitch Corporation (the “Company”) on March 31, 2008, that he would retire as a Board Member of the Company when his term expires at the Corporation’s Annual Meeting. Mr. van der Kaay served as a member of the Board of Directors for 11 years. He also served most recently as the Chairman of the Compensation Committee, and as a member of the Nominating Committee.

Dr. Santanu Das, President and Chief Executive Officer, stated, “On behalf of the entire TranSwitch organization, I would like to thank Erik for his immense contribution to the Company, and wish him the very best in his future endeavors. Erik’s knowledge of our industry, along with his strong operations and financial leadership experience, will be badly missed.”

Mr. van der Kaay stated, “It has been a privilege to be on a Board with such distinguished colleagues.” Mr. van der Kaay also indicated that his decision to retire is based solely for personal reasons and not due to any disagreement with the Company, or concerns related to the Company’s operations, policies, or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

April 2, 2008	By:	/s/ Dr. Santanu Das
	Name:	Dr. Santanu Das
	Title:	Chief Executive Officer and President